For Immediate Release

Contact:

Dennis Craven (Company) Mark Murphy (Company) Jerry Daly or Carol McCune

Chief Financial Officer Acquisitions Daly Gray (Media)

(561) 227-1302 (561) 227-1336 (703) 435-6293

Innkeepers USA Completes Acquisition of Sheraton in Rockville, Md. from Starwood

PALM BEACH, Fla., November 14, 2006--Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale properties throughout the United States, today announced that it has completed the acquisition of the 155-room Sheraton Rockville in Maryland from Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) for $23.3 million, or $150,000 per key, in a deal negotiated directly with Starwood. The acquisition was funded with borrowings under the company's unsecured line of credit, and the hotel will fly the Sheraton flag under a long-term franchise agreement.

Innkeepers Hospitality Management, which is owned by Jeffrey H. Fisher, chief executive officer of Innkeepers USA Trust, will manage the hotel under a long-term management agreement.

Situated 5.5 miles north of Washington, D.C.'s Capital Beltway, the five-story hotel is located in the master-planned, mixed-use development of King Farm, an award-winning community.

"As the only Starwood-branded hotel in the immediate market, the hotel will be well suited to meet the demands of the tenants of the more than 12 million square feet of office and research space within a three-mile radius of the hotel," said Jeffrey H. Fisher, Innkeepers chief

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Innkeepers USA Trust

executive officer and president. "In addition, the hotel should benefit from the continued expansion of Irvington Center office park, also part of King Farm. We also believe this hotel offers an added competitive advantage in that half the current supply is more than 10 years old. We will continue to execute our strategy of building long-term shareholder value with our acquisitions, conversions and developments as we transform the quality of our portfolio into newer, more profitable assets."

Innkeepers USA Trust owns 75 hotels with a total of 9,904 suites or rooms in 20 states and Washington, D.C., and focuses on acquiring or developing premium-branded upscale extended-stay and select-service hotels, the core of the company's portfolio; selected full-service hotels; and turn-around opportunities for hotels that operate under or can be converted to the industry's leading brands. For more information about Innkeepers USA Trust, visit the company's web site at www.innkeepersusa.com.

This press release, and other publicly available information on the Company, includes forward looking statements within the meaning of federal securities law. These statements include terms such as "should", "may", "believe" and "estimate", or assumptions, estimates or forecasts about future hotel and Company performance and results, and the Company's future need for capital. Such statements should not be relied on because they involve risks that could cause actual results to differ materially from the Company's expectations when such statements are made. Some of these risks are set forth in reports filed from time to time with the SEC and include, without limitation, (i) the operational risks of the hotel business (including decreasing hotel revenues and increasing hotel expenses), (ii) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices, or changes in domestic or international political environments negatively affect the travel industry and the company, (iii) risk of declines in the performance and prospects of businesses and industries (e.g., technology, automotive, aerospace, pharmaceuticals) that are important hotel demand generators in the company's key markets (e.g. the Silicon Valley, CA, Northern NJ, Washington,

DC, etc.), (iv) risk that poor, declining and/or uncertain international, national, regional and/or local economic conditions will, among other things, negatively affect demand for the company's

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Innkeepers USA Trust

hotel rooms and the availability and terms of financing, (v) risk that the company's ability to maintain its properties in competitive condition becomes prohibitively expensive, (vi) risk that pricing in the hotel acquisition market becomes prohibitively expensive or non-financeable and that potential acquisitions or developments do not perform in accordance with expectations, (vii) risk that the Company may invest in hotels of a size or nature (e.g., upscale full service or resort) different than those it has focused on historically (e.g., upscale extended-stay, and mid-scale limited service); (viii) risks that the company may be uninsured or underinsured against property, casualty or other risks that may negatively affect its properties, or business, including but not limited to earthquakes or hurricanes; (ix) risks related to an increasing focus on development, including permitting risks, increasing the proportion of Company assets not producing revenue at a given time and risks that projects cost more, take longer to complete or do not perform as anticipated; (x) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce) may reduce demand for hotels in general or the Company's hotels in particular, (xi) the complex tax rules that the company must satisfy to qualify as a REIT and the potentially severe consequences of failing to satisfy such requirements, and (xii) governmental regulation that may increase the company's cost of doing business or otherwise negatively effect its business or its attractiveness as an investment and create risk of liability for non-compliance (e.g., changes in laws affecting wages, taxes or dividends, compliance with building codes, compliance with the Americans with Disabilities Act, workers compensation law changes, the Sarbanes-Oxley law, etc.). The Company undertakes no obligation to update any forward looking statement to reflect actual results, changes in the Company's expectation, or for any other reason.